Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102425

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED JANUARY 21, 2003)

$641,510,000
ALLERGAN, INC.

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2022
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated January 21, 2003, as amended (as amended, the “Prospectus”), relating to the resale from time to time by holders of our Zero Coupon Convertible Senior Notes Due 2022 and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus:

	PRINCIPAL
	AMOUNT OF
	NOTES		COMMON	COMMON
	BENEFICIALLY	PERCENTAGE	STOCK OWNED	STOCK
	OWNED AND OFFERED	OF NOTES	PRIOR TO THE	OFFERED
NAME	HEREBY (1)	OUTSTANDING	OFFERING	HEREBY (1)

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	12,000	*		136
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	12,000	*		136
Advent Convertible Master Cayman L.P.	9,261,000	1.44%		105,668
Allentown City Firefighters Pension Plan	38,000	*		433
Allentown City Officers & Employees Pension Fund	26,000	*		296
Allentown City Police Pension Plan	48,000	*		547
Alpha US Sub Fund 4, LLC	625,000	*		7,131
Arapahoe County Colorado	87,000	*		992
Arlington County Employees Retirement System	963,000	*		10,987
British Virgin Islands Social Security Board	127,000	*		1,449
City of New Orleans	362,000	*		4,130
City University of New York	218,000	*		2,487
Delaware State Retirement Fund	2,238,000	*		25,535
Georgia Municipal Employees	978,000	*		11,158
The Grable Foundation	129,000	*		1,471
Grady Hospital Fund	191,000	*		2,179
HFR Convertible Arbitrage Account	749,000	*		8,546
Independence Blue Cross	555,000	*		6,332
Lyxor	1,782,000	*		20,332

	PRINCIPAL
	AMOUNT OF
	NOTES		COMMON	COMMON
	BENEFICIALLY	PERCENTAGE	STOCK OWNED	STOCK
	OWNED AND OFFERED	OF NOTES	PRIOR TO THE	OFFERED
NAME	HEREBY (1)	OUTSTANDING	OFFERING	HEREBY (1)

Merrill Lynch Insurance Group	447,000	*		5,100
Municipal Employees	344,000	*		3,925
New Orleans Firefighters Pension/Relief Fund	197,000	*		2,247
Occidental Petroleum Corporation	372,000	*		4,244
Ohio Bureau of Workers Compensation	243,000	*		2,772
Policeman and Firemen Retirement System of the City of Detroit	903,000	*		10,303
Pro-Mutual	1,081,000	*		12,334
Shell Pension Trust	523,000	*		5,967
State of Maryland Retirement Agency	4,614,000	*		52,645
Susquehanna Capital Group	10,000,000	1.56%		114,100
Swiss Re Financial Products Corporation	37,338,000	5.82%		426,026
Tag Associates	132,000	*		1,506
Trustmark Insurance	497,000	*		5,670

*	Less than one percent.

(1)  The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes.

     INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 31, 2003.

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